Exhibit 99.4

Second Quarter 2008 Earnings Conference Call July 24, 2008

2 Second Quarter 2008 Earnings – Highlights • Core Results - $2.3 B vs. $943 mm in 2Q-07 • Core EPS $2.79 (diluted) vs. $1.12 in 2Q-07 • +149% year-over-year • Record quarterly core results beat the previous record set in 1Q08 by 26%, and were driven by: • 5.4% year-over-year increase in oil and gas production; • Higher oil and gas prices.

3 Second Quarter 2008 Earnings - Oil & Gas Segment Variance Analysis - 2Q08 vs. 2Q07 • Core Results for 2Q08 of $3.806 Billion • + 133% year-over-year ($ in millions) 2Q 07 Sales Price Sales Volume/Mix Exploration Expense *All Others 2Q 08 $1,632 $3,806 $2,175 $117 $35 $153 *All Others include: DD&A rate increase ($40 mm), and higher operating expenses.

4 Second Quarter 2008 Earnings – Oil & Gas Segment 2Q08 2Q07 Reported Segment Earnings ($ mm) $3,806 $1,658 WTI Oil Price ($/bbl) $123.98 $65.05 NYMEX Gas Price ($/mcf) $10.43 $7.56 Oxy’s Realized Prices Worldwide Oil ($/bbl) $110.12 $59.11 US Natural Gas ($/mcf) $9.99 $7.07

5 2Q08 2Q07 Oil and Gas Production (mboe/day) 588 558 • +5.4% year-over-year • Improvement was largely due to: – the Dolphin Project (+46 mboe/d), and; – the recently acquired domestic assets (+11 mboe/d). • Partially offset by: – lower volumes from Argentina due to a strike in Santa Cruz province during May (-15 mboe/d), and; – impact of higher oil prices on PSC volumes (-19 mboe/d). • Dolphin contributed $101 mm to after-tax income and sales volumes of 46 mboe/d in 2Q08; – Dolphin’s sales volumes decreased from 1Q08 due to the effect of higher prices on our PSCs which have reached the cost recovery ceiling for this year. Second Quarter 2008 Earnings – Oil & Gas Segment

6 Second Quarter 2008 Earnings – Oil & Gas Segment • Exploration expense was $58 mm in 2Q08. • Oil & Gas production costs during 1H08 were $14.08 per boe vs. $12.33 per boe for full-year 2007. – Approximately 47% of the increase is related to increased energy costs. The increases reflect higher production, and ad valorem taxes, and field operating costs. • We are boosting our expensed workover activity by 65% in 2H08 in order to increase production in a high price environment.

7 • Core Results for 2Q08 of $144 Million • Year-over-year decline due to lower volumes and margins for chlorine and PVC, partially offset by higher caustic soda margins. Second Quarter 2008 Earnings – Chemical Segment Variance Analysis - 2Q08 vs. 2Q07 2Q 07 Sales Price Sales Volume/Mix *Operations/ Manufacturing All Others 2Q 08 $158 $144 $209 $26 $228 $31 ($ in millions) *Higher energy and feedstock costs

8 • Core Results for 2Q08 of $161 Million • Improvement due to higher Dolphin pipeline income, higher NGL margins in the gas processing business and improved marketing margins. Second Quarter 2008 Earnings – Midstream Segment Variance Analysis - 2Q08 vs. 2Q07 2Q 07 Pipelines - Dolphin start-up Higher Margins* 2Q 08 $25 $161 $34 $102 ($ in millions) *Includes positive mark to market adjustments which contributed to pipeline and storage earnings during 2Q08.

9 Second Quarter 2008 Earnings – Six Months Results YTD2008 YTD2007 • Net Income ($ mm) $4,143 $2,624 – Record income, +58% year-over-year. • Oil and Gas Production (mboe/day) 598 559 – +7% year-over-year • EPS (diluted) $5.01 $3.11 – Six months net income for 2007 included $893 mm, net of tax for the items noted on the schedule reconciling net income to core results. • Capital spending was $1.1 billion in 2Q08 and $2 billion during 1H08. • Annualized ROE was 35%, and annualized ROCE of 32%.

10 Second Quarter 2008 Earnings – Cash Flow YTD 2008 $7,000 $2,000 $860 $415 $1,500 Available Cash Acquisitions Capex Share Repurchase Dividends Ending Cash Balance 6/30/08 Cash Flow From Operations $5,000 ($ in millions) Beginning Cash $2,000 $2,300 Other $75

11 Second Quarter 2008 Earnings – Share Repurchase • Spent $860 million to repurchase 11.1 million shares YTD 2008 at an average price of $77.82 per share. • The Board authorized repurchase of an additional 20 million shares, resulting in a remaining share repurchase authorization of 35.2 million shares. Shares Outstanding (mm) YTD08 6/30/08 Weighted Average Basic 822.5 Weighted Average Diluted 826.9 Basic Shares Outstanding 818.1 Diluted Shares Outstanding 822.4

12 Second Quarter 2008 Earnings - 3Q08 Outlook • Commodity Price Sensitivity – Earnings – A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $37 mm; • This includes the impact of Dolphin; • Also included is the production sharing contract price impact of approximately 300 barrels per day. – A change of $0.50 per million BTUs in domestic gas prices has a $25 mm impact on quarterly earnings before income taxes. • Expect 3Q08 exploration expense to be $90 to $110 mm for our seismic and drilling programs. • Expect 3Q08 Chemical earnings to be in the range of $135 to $150 mm, compared to $212 mm in 3Q07. – Despite weakness in the construction and housing markets, and higher feedstock and energy costs, we believe this range of earnings is likely.

13 Second Quarter 2008 Earnings – 2008 Capital Spending Program • We are increasing our 2008 capex estimate by $700 mm . $4.7 B, or 17%. – The increase will be used to drill 254 new wells and complete 145 additional capital workovers; – Represents +16% in new wells and +12% in capital workovers. • Majority of the activity will be in California where we are adding 6 additional drilling rigs. – Expanding our rig fleet in the Elk Hills area by 5; – Drilling an additional 100 wells, mostly in shallow zones; – We have added 50 capital workovers to our activity in 2H08. • We are adding 6 drilling rigs in Latin America: – We will be increasing drilling in Argentina to offset the impact of the recent strike; – We are carrying out an extensive workover program in Argentina; – In Colombia, we are expanding our drilling in the La Cira Infantas field. • Middle East/North Africa: – Additional wells are being drilled in the Masila area fields in Yemen; – In Libya, we will drill 4 additional exploratory wells, 3 are under the new contract. • Increasing Midstream capex, primarily for the construction of the new West Texas gas processing plant and pipeline announced in June.

14 Second Quarter 2008 Earnings – 2008 Capital Spending Program Increased Activity # Drilling # New # Capital $MM Rigs Wells Workovers United States 195 6 203 52 Latin America 190 6 33 93 Mid. East / N. Africa 105 1 18 - Midstream 210 - - - 700 13 254 145 • 16% increase in new wells • 12% increase in capital workovers • West Texas gas processing plant

15 Second Quarter 2008 Earnings – 3Q08 Production Outlook • Expect oil and gas production to be in the range of 590 to 600 mboe/d in 3Q08, at approximately $125 oil. • Argentina production is back to approx. pre-strike levels. – Drilling activity is expected to increase in 2H08 with additional rigs that are being deployed; – Argentine production is expected to increase by approx. 19 mboe/d from 2Q08 levels. • Libya’s production is expected to be 8 mboe/d in 3Q08, with liftings of approx. 5 mboe/d. – The new contract terms reduce the Company’s share of production, offset by a reduction in tax rates, which result in more favorable economic terms. • Other operations are expected to have a net increase in production.

16 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010 • Production is expected to be 610 mboe/d in 2H08 and total growth in 2008 will be 6%. – Due to higher prices, we’ve lost 13 mboe/d versus our initial $80 oil price outlook as a result of PSCs. • Production is expected to be 650 mboe/d in 2009 and 705 mboe/d in 2010. – Our production growth rate is 8% for both 2009 and 2010; – The CAGR for production is 7.3% for the 3-year period; – These estimates are all based on a WTI price of $111, and consistent with 1H08; – At this price level, for every $5 change in WTI price, production will be inversely impacted by approx. 1,500 boe/d. • Recognizing the potential for fluctuations in project timing, we expect a range of 600 to 620 mboe/d in 2H08, 640 to 670 mboe/d in 2009, and 690 to 720 mboe/d in 2010.

17 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010 • California: – Expect to increase production by expanding our drilling program in Elk Hills and surrounding areas, in plays such as the Antelope Shale and deeper pay zones where we have had recent exploration successes; – Planning various EOR projects such as the expansion of the successful ESOZ waterflood; – In Ventura County, we have an active drilling and exploitation program in a deeper pay horizon beneath an existing successful waterflood, which is also being enhanced; – In the Wilmington field in Long Beach, we are planning to drill several delineation wells as a follow-up to a deeper exploration success. • Midcontinent/Rockies: – We expect to double our gas production exit rate in the Piceance Basin by the end of 2008 from current levels of 40 mmcf/d to 80 mmcf/d as a result of the drilling program and to 100 mmcf/d in 2009 through our expanded development program; – We are retro-fitting our Conn Creek gas plant and compression facility to double its capacity to 80 mmcf/d by year end and to increase it to 100 mmcf/d in 2009; – Based on contracts in place, we will increase our current 40 mmcf/d of gas transportation capacity out of the Rockies to 100 mmcf/d and expect to finalize agreements for an additional 50 mmcf/d for 2011.

18 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010 • Midcontinent/Rockies (cont’d): – Our JV with PXP is expanding its drilling activity in the Piceance Basin, which should increase production from the current rate of 26 mmcf/d to 36 mmcf/d by the end of the year and to 44 mmcf/d average rate by 2010; – Pursuing oil exploration activity in Utah that we expect will add to production. • Permian Basin: – Ongoing drilling program is being accelerated around several plays to take advantage of the exploitation opportunities from acquisitions over the past year. – Planning to expand our workover activity significantly by increasing our service rigs from 155 to 175 within the next year. – Increasing our CO2 flood program through additional resources from Bravo Dome. Together with the drilling program and the workover activity, this is expected to increase our production over the next 2 years by approximately 10 mb/d. – By 2010 we should start to see a positive impact on production from additional CO2 resources as a result of the recently announced SandRidge transaction, enabling us to increase our production by a minimum of 50 mb/d of oil over the next five years.

19 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010 • Latin America: – Our near field exploration program in Argentina continues to be successful, which has enabled us to identify multiple new drilling locations in addition to those in our current program. We expect to achieve significant production growth by expanding our drilling in these and other areas with the addition of five high performance rigs. – In Colombia, we expect that growth in La Cira Infantas will largely offset the natural decline in Caño Limon. • Middle East/North Africa: – For Dolphin, higher oil prices and success realized to date have resulted in a very rapid pace of cost recovery. Consequently, at the $111 oil price, we will realize fewer barrels of production going into the future; – Libya's net production will decline as a result of the new contract, which took effect at the end of 2Q08. Based on current pricing, we expect earnings to increase 2 to 3 times under the new contract. Yet, as a result of our increased capital development program, Libyan production will increase over the next five years to the former levels; – In Oman, development efforts at the Mukhaizna steam flood project are on track and we expect to exit 2008 at a gross level of approximately 50 mb/d. Large scale drilling activity in the range of 200 wells per year, coupled with the introduction of multiple water treatment facilities to supply the steam generators, will allow us to increase gross production to 80 mb/d by year end 2009 and 115 mb/d by year end 2010. Our net production in Oman is expected to double by 2010 to 54 mboe/d.

20 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010 • Middle East/North Africa (cont’d): – In Qatar, we have agreed with the Government on a third phase development plan for the ISND Field. This phase entails about 70 low risk, infill drilling projects, as well as further platform and pipeline enhancements over the 2008 to 2010 timeframe. A third drilling rig has recently been added to perform a large number of rate enhancing workover projects in ISND, and further development drilling activity is expected in the Al- Rayyan Field beginning in late 2008/early 2009. We expect these significant additional development activities to increase OXY’s net production in Qatar by as much as 20% by 2010 over 2008 levels; – Yemen's production reflects a base decline in the Masila field. • Importantly this forecast is based only on existing projects and does not contemplate any new projects or future acquisitions.

21 UNITED STATES California 126 3 17 25 Midcontinent and Rockies 32 2 11 18 Permian 200 1 5 10 Total United States 358 6 33 53 LATIN AMERICA Argentina 32 13 25 40 Bolivia 4 - - - Colombia 36 4 - - Total Latin America 72 17 25 40 MIDDLE EAST / NORTH AFRICA Dolphin E&P 51 (5) (13) (15) Libya 22 (13) (12) (7) Oman 24 7 16 30 Qatar 46 4 6 9 Yemen 25 (4) (3) (3) Total Middle East / North Africa 168 (11) (6) 14 TOTAL OIL & GAS 598 12 52 107 YTD JUNE 2008 PRODUCTION 598 598 598 TOTAL OIL & GAS PRODUCTION 610 650 705 RANGE 600-620 640-670 690-720 1 YTD 2008 average WTI is $111. This price was used for all outlook periods. 2 For each $5 increase in WTI, production drops approximately 1,500 BOE per day Change from YTD June 2008 2 YTD June 2nd Half 2008 1 2008 2009 2010 Second Quarter 2008 Earnings – Production Outlook 2008 To 2010

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Occidental Petroleum Corporation
Return on Capital Employed (%)
($ Millions)		Six
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2007	2008	2008
GAAP measure - earnings applicable to common shareholders	5,400	4,143
Interest expense	199	7
Tax effect of interest expense	(70)	(2)
Earnings before tax-effected interest expense	5,529	4,148

GAAP stockholders' equity	22,823	25,143

DEBT
GAAP debt
Debt, including current maturities	1,788	1,775
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	-	-
Total debt	1,813	1,800

Total capital employed	24,636	26,943

Return on Capital Employed (%)	23.6	16.1	32.2